Exhibit 99.1

Company Contact: Charles R. Waldron Chief Financial Officer (703) 709-9119 bob_waldron@learningtree.com

LEARNING TREE ANNOUNCES THIRD QUARTER 2011 RESULTS

Reston, VA — August 10, 2011 — Learning Tree International, Inc. (NASDAQ: LTRE) announced today its revenues and results of operations for its third quarter of fiscal year 2011, which ended July 1, 2011.

In its third quarter of fiscal year 2011, Learning Tree reported revenues of $33.5 million, income from operations of $1.0 million, and net income of $0.6 million or $0.05 per share. These results compare with revenues of $32.8 million, income from operations of $1.3 million, and net income of $2.1 million or $0.15 per share in its third quarter of fiscal year 2010.

For the first nine months of fiscal year 2011, revenues were $99.5 million, income from operations was $2.3 million, and net income was $1.6 million or $0.12 per share. This compares to revenues of $93.6 million, income from operations of $3.0 million and net income of $3.2 million or $0.23 per share in for the first nine months of fiscal year 2010.

“We are far from satisfied with the results of our third quarter, and we are continuing to work on increasing revenue while reducing costs in a prudent fashion,” commented Learning Tree President and CEO Nicholas R. Schacht. “We have moved forward with the implementation of revenue growth initiatives aimed at increasing our revenues more quickly in fiscal year 2012 and beyond—accelerating our rate of new course title introduction, increasing our direct sales force and continuing the market expansion and customer adoption of Learning Tree AnyWare™, our live on-line learning platform which allows individuals located anywhere to fully participate in our instructor-led classes over the Internet.”

Learning Tree International is a leading global provider of highly effective, hands-on training to managers and information technology professionals. Since 1974, over 65,000 organizations have relied on Learning Tree to enhance the professional skills of more than 2 million employees. Learning Tree develops, markets and delivers a broad, proprietary library of instructor-led courses focused on people and project management; leadership and business skills; Web development; operating systems; databases; networking; IT security; and software development. Courses are presented globally at Learning Tree Education Centers, on site at client facilities, and are available via Learning Tree AnyWare™, the Company’s proprietary live, online instructor-led training delivery option, which connects online participants to the actual classroom. For more information about Learning Tree products and services, call 1-888-THE-TREE (1-888-843-8733), or visit the Learning Tree Web site at www.learningtree.com.

Except for historical information contained herein, the matters addressed in this press release are forward-looking statements. Please do not put undue reliance on these forward-looking statements, since they are based on key assumptions about future risks and uncertainties. Although Learning Tree believes that its assumptions are reasonable, inevitably some will prove to be incorrect. As a result, Learning Tree’s actual future results can be expected to differ from those in this release, and those differences may be material. Learning Tree is not undertaking any obligation to update forward-looking statements. In order to help the reader assess the major risks in Learning Tree’s business, Learning Tree has identified many, but not all, of these risks in Item 1A, “Risk Factors” in Learning Tree’s Annual Report on Form 10-K (“Item 1A”). Please read that exhibit carefully. Some of the factors discussed in Item 1A that could affect Learning Tree include the following: risks associated with the timely development, introduction, and customer acceptance of Learning Tree’s courses; competition; international operations, including currency fluctuations; changing economic and market conditions; technology development and new technology introduction; efficient delivery and scheduling of Learning Tree’s courses; adverse weather conditions, strikes, acts of war or terrorism and other external events; and attracting and retaining qualified personnel.

Webcast

An investor conference call to discuss third quarter fiscal year 2011 results is scheduled at 4:30 p.m. (EDT) August 10, 2011. Interested parties are invited to listen to the conference call by accessing the webcast live on Learning Tree’s website www.learningtree.com/investor. The webcast will also be available at www.learningtree.com/investor for replay.

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LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(all amounts in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	July 1, 2011	July 2, 2010	July 1, 2011	July 2, 2010
Revenues	$33,458	$32,781	$99,492	$93,579
Cost of revenues	15,913	15,713	46,522	43,436

Gross profit	17,545	17,068	52,970	50,143

Operating expenses:
Course development	1,872	1,768	5,691	5,358
Sales and marketing	7,811	7,777	23,536	22,257
General and administrative	6,901	6,215	21,420	19,506

Total operating expenses	16,584	15,760	50,647	47,121

Income from operations	961	1,308	2,323	3,022

Other income, net	26	235	12	595

Income before income taxes	987	1,543	2,335	3,617
Provision (benefit) for income tax	342	(526)	723	396

Net income	$645	$2,069	$1,612	$3,221

Earnings per share — diluted	$0.05	$0.15	$0.12	$0.23

LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(all amounts in thousands)

	July 1, 2011	October 1, 2010
Cash and cash equivalents	$35,096	$34,449
Available for sale securities	5,148	4,997
Trade accounts receivable, net	18,139	18,311
Prepaid expenses and other	7,819	7,008

Total current assets	66,202	64,765
Depreciable assets, net and other	36,213	35,408

Total assets	$102,415	$100,173

Accounts payable and accrued liabilities	$17,631	$16,484
Deferred revenues	35,044	35,745

Total current liabilities	52,675	52,229
Other	12,956	13,172

Total liabilities	65,631	65,401

Stockholders' equity	36,784	34,772

Total liabilities and stockholders' equity	$102,415	$100,173